Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Acuity Brands, Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated October 24, 2008, with respect to the consolidated financial statements and schedule of Acuity Brands, Inc. and the effectiveness of internal control over financial reporting of Acuity Brands, Inc., included in its Annual Report (Form 10-K) for the year ended August 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 14, 2009